SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

July 3, 2008

Cistera Networks, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-17304	91-1944887
(State or other jurisdiction	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

6509 Windcrest Drive Suite 160
Plano, Texas 75024
(Address of principal executive offices including Zip Code)

(972) 381-4699
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 Unregistered Sales of Equity Securities

On June 9, 2008, the Company temporarily modified the terms of its outstanding convertible notes and warrants issued in its December 2004 and April 2007 private placements.  During the period beginning June 9, 2008 through June 24, 2008, the conversion price of such notes, currently $1.00 per share for notes issued in December 2004 and $0.75 per share for notes issued in April 2007, will be lowered to $0.53 per share.  In addition the exercise price for the warrants, currently $1.30 per share for warrants issued in December 2004 and $1.00 for warrants issued in April 2007, will be reduced to $0.40 per share, and will receive three additional warrants (each, a “bonus warrant”) every ten warrants exercised during this period.  The bonus warrants may be exercised through June 24, 2008 at an exercise price of $0.30 per share, and if not exercise on or before such date, the exercise price for such bonus warrants shall increase to $0.60 per share.  The bonus warrants expire on April 6, 2012.

This program resulted in the generation of approximately $880,000 in proceeds from new investment through warrant exercises, and approximately $3,100,000 of its outstanding convertible notes and associated accrued interest were converted into common equity.  All amounts reported herein are subject to final clearing through financial institutions.

In connection with the program, the Company and Roaring Fork Capital SBIC, LP, agreed to terminate the Company’s obligation to secure an effective registration statement with respect to the shares of common stock underlying the convertible notes and warrants held by Roaring Fork, and waived any damages related to such failure.  In exchange for this termination and waiver, the Company agreed to issue to Roaring Fork an additional 58,777 shares of the Company’s common stock, and agreed to certain anti-dilution rights relative to the shares issued to Roaring Fork upon conversion of the convertible notes and warrants.

8.01 Other Events

The Company announced today the results of its Short Term Investment Incentive Program.  See Item 3.02.

ITEM 9.01 Exhibits

(d)  Exhibits

10.1	Waiver Agreement dated as of June 30, 2008, by and between Cistera Networks, Inc., and Roaring Fork Capital SBIC, LP.

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISTERA NETWORKS, INC.

Date: July 3, 2008
                                 /s/  Derek Downs
                       Derek Downs
                           President and Chief Executive Officer